UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K


                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange act of 1934



        Date of Report (Date of earliest event reported) MARCH 28, 1998
                                                         --------------

                          STANDARD MOTOR PRODUCTS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         NEW YORK                   I-4743                    11-1362020
         --------                   ------                    ----------
(State  or other jurisdiction  (Commission File Number)      (IRS Employer
incorporated)                                              Identification Number


37-18 NORTHERN BLVD. LONG ISLAND CITY, N.Y.                   11101
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(address of principal executive officers)                   (Zip Code)


Registrant's telephone number, including area code   (718) 392-0200
                                                     --------------













ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS


On March 28, 1998, Standard Motor Products, Inc. (the "Company") completed the exchange of their brake business for the Moog Automotive Temperature Control business of Cooper Industries.

The brake business of Standard Motor Products includes a line of hydraulic and friction products, drums and rotors and hardware distributed under the EIS, Cali-Blok, Traffic King, Tru Tech and private label brand names. The temperature control business of Moog Automotive includes heating and cooling system parts and electric motors distributed under the Everco, Murray, Frostemp, Automotive Components and private label brand names. The Moog Automotive temperature control business will be merged into the Company's existing temperature control business over the next year.

The assets exchanged consist primarily of inventory; property, plant and equipment and certain other assets and liabilities. The fair values of the related net assets at the date of the transaction approximate their respective net book values. The fair value of the net assets received is estimated to exceed the fair value of the assets disposed of by approximately $10 million and results in a $ 10 million payment due to Cooper Industries. Standard Motor Products will pay the $ 10 million owed to Cooper Industries as the Company sells the acquired finished goods inventory to third parties. Any remaining balance is payable in full one year after the closing date. Cooper Industries will initially retain title to approximately $ 15 million of such inventory, however, such interest will decrease as payments under the purchase obligation are made. The total exchange value assigned to each business and the payment due for differences in their related fair market value was arrived at by way of arms length negotiation between the parties. These exchange values may be adjusted based upon the results of post closing audits by both parties.

Prior to the exchange described above, there was no material relationship between the directors or officers of Cooper Industries and the Company or any of its affiliates, any director or officer of the Company or any associate of any such director or officer.


ITEM 5 OTHER EVENTS


On March 27, 1998, the Company entered into a series of agreements with its senior note holders which provided waivers on defaults of certain covenants resulting from the year end 1997 adjustments for discontinued operations and the APS, Inc. bankruptcy filing and amended certain covenants through September 30, 1998. Subsequent to September 30, 1998, the covenants will revert back to the original covenants, prior to the amendment. The Company believes based upon its present financial condition that it should be in compliance with the amended covenants and subsequent to September 30, 1998 the original covenants.

On March 30, 1998, the Company entered into an agreement for a new $108.5 million short-term bank facility. The committed revolving bank credit which has been syndicated to a group of six banks, expires on November 30, 1998. Prior to the expiration of this facility, it is the Company's intent to enter into a multi-year committed bank credit facility to meet its working capital requirements and raise additional capital to fund the future growth opportunities of the Company.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements and Exhibits:

             (1)   None

     (b) Pro forma financial information:

             (1) The required pro forma financial information of the business acquired and the business disposed of, are not available as of the date this report is filed. Such information will be filed under cover of Form 8 no later than sixty (60) days from the date hereof.

         (c)  Exhibits:

           2.1 Asset Exchange Agreement dated as of March 28, 1998 among SMP Motor Products, LTD., Standard Motor Products, Inc., Cooper Industries (Canada) Inc., Moog Automotive Company and Moog Automotive Products, Inc., without exhibits and schedules to said agreement (filed herewith).

           10.17 Letter Agreement of March 27, 1998 amending the Note Agreement between the Registrant and the American United Life Insurance Company, the Great American Life Insurance Company, the Jefferson- Pilot Life Insurance Company, the Ohio National Life Insurance Company, the Crown Insurance Company, the Great-West Life Insurance Company, the Security Mutual Life Insurance Company, Woodmen Accident and Life Insurance Company and Nomura Holding America, Inc. dated October 15, 1989 is included as Exhibit 10.17.

           10.18 Letter Agreement of March 27, 1998 amending the Note Agreement between the Registrant and Kemper Investors Life Insurance Company, Federal Kemper Life Assurance Company, Lumbermens Mutual Casualty Company, Fidelity Life Association, American Motorists Insurance Company, American Manufacturers Mutual Insurance

                   Company, Allstate Life Insurance Company, Teachers Insurance & Annuity Association of America, and Phoenix Home Life Mutual Insurance Company dated November 15, 1992 is included as Exhibit 10.18.

           10.19 Letter Agreement of March 27, 1998 amending the Note Agreement between the Registrant and Metropolitan Life Insurance Company, the Travelers Insurance Company, Connecticut Life Insurance Company, CIGNA Property and Casualty Insurance Company, Life Insurance Company of North America and American United Life Insurance Company dated December 1, 1995 is included as Exhibit 10.19.

           10.20 Revolving Credit and Guarantee Agreement dated March 30, 1998 among Standard Motor Products, Inc., Reno Standard Incorporated, Mardevco Credit Corp., Stanric, Inc., The Chase Manhattan Bank, The Bank of New York, Fleet Bank, National Association, NBD Bank, Canadian Imperial Bank of Commerce and Commerica Bank is included as Exhibit 10.20, without exhibits and schedules to said agreement.





                                   SIGNATURES


Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


STANDARD MOTOR PRODUCTS, INC.

     (Michael J. Bailey)




By:  /s/ Michael J. Bailey
     Michael J. Bailey
     Senior Vice President, Administration and Finance
     Chief Financial Officer

Dated as of March 28, 1998